EXHIBIT 99

                              COMMSCOPE, INC.
                  EXHIBIT 99 - FORWARD-LOOKING INFORMATION


     The Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws provide a "safe harbor" for forward-looking statements. Our Form 10-K for the year ended December 31, 2000, our Annual Report to Stockholders, any Form 10-Q or Form 8-K of ours, or any other oral or written statements made by us or on our behalf, may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified, including without limitation, by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "think," "thinks," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We do not intend to update any forward-looking statements to reflect developments or information obtained after the date of this Exhibit 99 and are not undertaking any duty or obligation to do so.

     Our actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, (a) the general political, economic and competitive conditions in the United States and other markets where we operate; (b) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which we operate, or security ratings; (c) employee workforce factors; (d) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission; (e) significant acquisitions and the factors set forth below.

OUR SALES AND PROFITABILITY MAY BE MATERIALLY ADVERSELY AFFECTED BY CHANGES IN CABLE TELEVISION CAPITAL SPENDING.

     Most of our revenues come from sales to the cable television industry. Demand for our products depends primarily on capital spending by cable television operators for maintaining, constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, our sales and profitability, will be affected by a variety of factors, including, without limitation:

     o    general economic conditions;

     o acquisitions of cable television operators by non-cable television operators;

     o    cable system consolidation within the industry;

     o the financial condition of domestic cable television operators and their access to financing;

     o competition from satellite and wireless television providers and telephone companies;

     o    technological developments; and

     o    new legislation and regulation of cable television operators.

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     During the first nine months of 2001, cable television capital spending decreased significantly from recent historical levels. Our sales were negatively impacted by a significant slowdown in spending by AT&T as well as a slowdown in spending by our alternate service provider customers and our international customers. We cannot assure you that cable television capital spending will not continue to decrease in the future or when, if at all, it will increase. In addition, if we are unable to adequately manage our costs in response to reduced demand for our products, there could be a material adverse effect on our profitability.

     In recent years, cable television capital spending has been affected by new legislation and regulation, on the federal, state and local level. Many aspects of government regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Federal Communications Commission is continuing its implementation of the Telecom Act, which, when fully implemented, may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable and telephony services. The Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the Telecom Act, ongoing litigation in this regard, other federal legislation, and the rules implementing these laws on the cable television industry and our business is still uncertain.

THE INABILITY OF OUR CUSTOMERS TO OBTAIN ADEQUATE FINANCING TO FUND THEIR INFRASTRUCTURE PROJECTS COULD MATERIALLY ADVERSELY AFFECT US.

     Demand for our products depends primarily on cable system operators, wireless service providers, alternate service providers, and other customers and third parties continuing to construct, maintain, rebuild, and upgrade their wired and wireless communication infrastructure. The inability of our customers to obtain adequate financing to fund their infrastructure projects could have a material adverse effect on our business and financial condition.

THE LOSS OF SOME OF OUR PRINCIPAL CABLE TELEVISION CUSTOMERS COULD MATERIALLY ADVERSELY AFFECT US.

     Although the domestic cable television industry is comprised of thousands of cable systems, a small number of cable television operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television operators. During the first nine months of 2001, sales to our top ten domestic cable television customers represented approximately 45% of our total sales. The loss of some or all of our principal cable television customers could have a material adverse effect on our business and financial condition.

     AT&T is the largest domestic multiple system operator and is one of our significant customers. If AT&T sells or spins-off its broadband cable group, we cannot assure you that these events will not materially adversely affect our business and financial condition.


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OUR FAILURE TO INTRODUCE NEW PRODUCTS SUCCESSFULLY, AND CHANGES IN
TECHNOLOGY, COULD MATERIALLY ADVERSELY AFFECT US.

     Many of our markets are characterized by advances in information processing and communications capabilities that require increased transmission speeds and greater capacity, or "bandwidth," for carrying information. These advances require ongoing improvements in the capabilities of wire and cable products. We believe that our future success will depend in part upon our ability to enhance existing products and develop and manufacture new products that meet or anticipate these changes. The failure to introduce successful new or enhanced products on a timely and cost-competitive basis could adversely affect our business and financial condition.

     Fiber optic technology presents a potential substitute for the products that comprise most of our sales. Fiber optic cables have penetrated the cable television and local area network markets we serve, with high-bandwidth, point-to-point and trunking applications. Fiber optic cables have not yet significantly penetrated the local distribution and residential application markets we serve because of the high relative cost of electro-optic interfaces and the high cost of fiber termination and connection. At the same time, advances in data transmission equipment and copper cable technologies have increased the relative performance of copper-based cables, which are our principal products. However, a significant decrease in the cost of fiber optic systems could make these systems superior on a price/performance basis to copper systems. While we are a fiber optic cable manufacturer and supplier to a small portion of the cable television market and certain specialty markets, a significant decrease in the cost of fiber optic systems would likely have an adverse effect on our coaxial cable sales.

OUR INDUSTRY IS HIGHLY COMPETITIVE, AND RAPID TECHNOLOGICAL CHANGE MAY LEAD TO FURTHER COMPETITION.

     Our coaxial, fiber optic and electronic cable products compete with those of a substantial number of foreign and domestic companies, some of which have greater resources, financial or otherwise, than we have. The rapid technological changes occurring in the telecommunications industry could lead to the entry of new competitors. Existing competitors' actions and new entrants may have an adverse impact on our sales and profitability. We believe that we enjoy a strong competitive position in the coaxial cable market because of our position as a low-cost, high-volume coaxial cable producer and our reputation as a high-quality provider of state-of-the-art cables, along with our strong orientation toward customer service. However, we cannot assure you that we will continue to compete successfully with our existing competitors or that we will be able to compete successfully with new competitors.

OUR DEPENDENCE ON COMMODITIES SUBJECTS US TO PRICE FLUCTUATIONS THAT COULD MATERIALLY ADVERSELY AFFECT US.

     The principal raw materials we purchase are fabricated aluminum, plastics, bimetals, copper and optical fiber. Our profitability may be affected by changes in the market price of these materials, which are linked to the commodity markets. Although we have generally been able to pass on increases in the price of these materials to our customers, we cannot assure you that we will be able to do so in the future. Additionally, significant increases in the price of our products due to increases in the cost of raw materials could have a negative effect on demand for our products.


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DIFFICULTIES WITH OUR KEY SUPPLIERS COULD MATERIALLY ADVERSELY AFFECT US.

     A significant portion of our raw material purchases are bimetallic center conductors for coaxial cables. Management believes that our current supply arrangement with Copperweld, together with our internal production of bimetallic center conductors, addresses concerns regarding the continuing availability of these key materials and enhances our ability to support the demand for broadband cable. If we are unable to continue to purchase bimetallic center conductors, namely copper clad aluminum wire and copper clad steel wire from Copperweld, we may be unable to obtain these raw materials on commercially acceptable terms from another source. There are few, and limited alternative sources for these raw materials. We produce a substantial portion of our bimetallic center conductor requirements. Although the parent of Copperweld has filed for Chapter 11 debtor-in-possession reorganization, management does not believe this will affect our supply arrangement with Copperweld. However, the loss of Copperweld as a supplier of bimetallic center conductors, Copperweld's inability to supply, and/or our failure to adequately expand our internal production of these products, could have a material adverse effect on our business and financial condition.

     In addition, we purchase fine aluminum wire from a limited number of suppliers. Fine aluminum wire is a smaller raw material purchase than bimetallic center conductors. Neither of these major raw materials could be replaced in sufficient quantities if all supplies from the respective primary sources were disrupted for an extended period and we were unable to vertically integrate the production of these products. In such event, there could be a materially adverse impact on our financial results.

     Additionally, fluorinated-ethylene-propylene (FEP) is the primary raw material used throughout the industry for producing flame retarding cables for local area network applications. There are few worldwide producers of FEP and market supplies have been periodically limited over the past several years. Availability of adequate supplies of FEP will be critical to future local area network cable sales growth.

     Optical fiber is a primary material used for making fiber optic cables. There are few worldwide suppliers of optical fiber and market supplies have been tight in the past. Availability of adequate supplies of optical fiber will be critical to future fiber optic cable sales growth.

     We are also a consumer of electricity and natural gas. Unforeseen increases in the cost of electricity or natural gas or interruptions or reductions in our current supply of electricity or natural gas could materially affect our ability to manufacture products in a cost-effective or timely manner.

OUR BUSINESS IS SUBJECT TO THE ECONOMIC UNCERTAINTIES AND POLITICAL RISKS OF SELLING OUR PRODUCTS IN FOREIGN COUNTRIES.

     We believe that growth in international markets, including the developing markets in Asia, the Middle East and Latin America, and the expected privatization of the telecommunications structure in many European countries, represents significant future opportunities for us. However, we cannot predict with certainty the outlook for international sales in the short term and beyond due to political and economic uncertainties. We have increased our international manufacturing capabilities.

     Our international operations are subject to the usual risks inherent in sales abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the U.S. affecting trade, foreign investment and loans, foreign tax laws and compliance with local laws and regulations.

POTENTIAL ENVIRONMENTAL LIABILITIES MAY ARISE IN THE FUTURE AND MATERIALLY ADVERSELY IMPACT OUR FINANCIAL POSITION.

     We are subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. We believe that our manufacturing facilities are in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on our financial condition.

     Our present and past facilities have been in operation for many years, and, over that time in the course of those operations, these facilities have used substances that are or might be considered hazardous, and we have generated and disposed of wastes that are or might be considered hazardous. Therefore, it is possible that environmental issues may arise in the future that we cannot now predict.


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OUR CURRENT AND FUTURE INDEBTEDNESS COULD RESTRICT OUR OPERATIONS, MAKE US
MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS AND MAKE IT MORE DIFFICULT FOR US TO MAKE PAYMENTS ON OUR EXISTING DEBT.

         Our current and future indebtedness could have important consequences to you. For example, it could:

     o    impair our ability to obtain additional financing in the future;

     o reduce funds available to us for other purposes, including working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

     o restrict our ability to introduce new products or exploit business opportunities;

     o increase our vulnerability to economic downturns and competitive pressures in the industry we operate in;

     o increase our vulnerability to interest rate increases to the extent variable-rate debt is not effectively hedged;

     o limit, along with the financial and other restrictive covenants in our indebtedness, our ability to dispose of assets or borrow additional funds;

     o make it more difficult for us to satisfy our obligations with respect to our existing debt; and

     o    place us at a competitive disadvantage.


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THE RESTRICTIONS IMPOSED BY OUR CURRENT AND FUTURE DEBT COULD NEGATIVELY
AFFECT OUR BUSINESS AND OUR FAILURE TO COMPLY WITH THESE RESTRICTIONS COULD RESULT IN A DEFAULT UNDER OUR DEBT INSTRUMENTS.

     Our debt agreements contain covenants that restrict our ability and our subsidiaries' ability to:

     o    dispose of assets;

     o    incur additional indebtedness;

     o    incur liens on property or assets;

     o    repay other indebtedness;

     o    pay dividends;

     o    enter into certain investments or transactions;

     o    repurchase or redeem capital stock;

     o    engage in mergers or consolidations; or

     o engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

     In addition, our debt agreements contain financial covenants, including:

     o    a total debt to EBITDA ratio;

     o    a net worth maintenance; and

     o    an interest expense coverage ratio.

     Our compliance with our covenants in the future may be affected by events beyond our control. Our breach of or failure to comply with any of the covenants could result in a default under our debt agreements.

WE MAY EXPERIENCE DIFFICULTIES IN OBTAINING OR PROTECTING INTELLECTUAL
PROPERTY.

     We may encounter difficulties, costs or risks in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our business. Other companies, including some of our largest competitors, hold intellectual property rights in our industry and the intellectual property rights of others could inhibit our ability to introduce new products in our field of operations unless we secure licenses on commercially reasonable terms.


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